Exhibit 3

CONSENT OF RATING AGENCY

We consent to the incorporation by reference in the Registration Statements, on Form S-8 (No. 333-223785) and on Form F-3 (No. 333-230761), of Elbit Systems Ltd. (the “Company”) of the unofficial translation of our Issuer Comment dated April 30, 2019, with respect to the Series A Notes issued by the Company, included in this current report on Form 6-K.

Sigal Issachar- VP, Head of Corporate
Midroog Ltd.

Tel-Aviv, Israel,
April 30, 2019.